UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
December 30, 2025
Date of report (date of earliest event reported)
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Digi International Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-34033	41-1532464
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

9350 Excelsior Blvd.	Suite 700
Hopkins	Minnesota	55343
(Address of principal executive offices)		(Zip Code)
(952) 912-3444
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.01 per share	DGII	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 23, 2025 (the “First Amendment Effective Date”), Digi International, Inc. (“Digi”) entered into a First Amendment to Revolving Credit Agreement (the “Amendment”) with BMO Bank N.A. (“BMO”), as administrative and collateral agent, certain subsidiaries of Digi as guarantors (“Guarantors”) and the several banks and other financial institutions or entities party thereto as lenders (the “Lenders”), which amended that certain Revolving Credit Agreement (“Original Credit Agreement”, as amended by the Amendment, the “Credit Agreement”), dated as of December 7, 2023 among Digi, BMO, the Guarantors party thereto and the Lenders from time to time party thereto. The Amendment modifies the Credit Agreement to, among other things, (i) add a new level for purposes of calculating the commitment fee rate and the applicable margin used to calculate the interest rates applicable to base rate loans and Term SOFR loans when Digi has a total net leverage ratio equal to or greater than 3.00:1.00 as of the end of any fiscal quarter, (ii) amend the commitment fee rate and the applicable margin percentages for base rate loans and Term SOFR loans as further set forth below to generally reduce the applicable margin percentages from the Original Credit Agreement when Digi has a total net leverage ratio of less than 2.50:1.00 and the commitment fee from the Original Credit Agreement when Digi has a total net leverage ratio of less than 3:00:1.00 but greater than 1.75:1.00, in each case as of the end of any quarter, (iii) remove the 10 basis point credit spread adjustment on Term SOFR Loans and (iv) increase the uncommitted accordion feature for additional borrowing capacity from the greater of $95 million or one hundred percent of trailing twelve month adjusted earnings before interest, taxes, depreciation, and amortization to the greater of $105 million or one hundred percent of trailing twelve month adjusted earnings before interest, taxes, depreciation, and amortization.

From the First Amendment Effective Date, the applicable margin for loans under the Credit Agreement shall have five pricing levels (increased from four pricing levels under the Original Credit Agreement), adding a level V pricing level based on a total net leverage ratio of equal to or greater than 3.00 to 1.00. The applicable margin percentages for each pricing level were amended to provide for a range of 1.35% to 3.10% for Term SOFR loans (which ranged from 1.75% to 2.75% under the Original Credit Agreement) and 0.35% to 2.10% for base rate loans (which ranged from 0.75% to 1.75% under the Original Credit Agreement), depending on Digi’s total net leverage ratio. The applicable margin for borrowings from the First Amendment Effective Date until the date that is five business days after the day on which Digi provides a compliance certificate for the fiscal quarter ending December 31, 2025 shall be equal to 0.85% for base rate loans and 1.85% for Term SOFR loans, a reduction from the levels in the Original Credit Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

No.	Exhibit	Manner of Filing
10.1
First Amendment to Revolving Credit Agreement dated December 23, 2025, by and among Digi International Inc. as the borrower, certain subsidiaries party thereto as guarantors, BMO Bank, N.A., as administrative and collateral agent, and the lenders from time-to-time party thereto.
Furnished Electronically
104	The cover page from the Current Report on Form 8-K formatted in Inline XBRL	Filed Electronically

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
Date: December 30, 2025

DIGI INTERNATIONAL INC.

By:	/s/ James J. Loch
James J. Loch
Senior Vice President, Chief Financial Officer and Treasurer